As filed with the Securities and Exchange Commission on September 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THORNE HEALTHTECH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-2877253
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

152 W. 57th Street

New York, New York 10019

(Address of principal executive offices including zip code)

2010 EQUITY INCENTIVE PLAN

RESTATED 2020 ONEGEVITY HEALTH EQUITY PLAN

2021 EQUITY INCENTIVE PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Paul Jacobson

Chief Executive Officer

Thorne HealthTech, Inc.

152 W. 57th Street

New York, New York

(929) 251-6321

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Philip H. Oettinger

Jesse F. Schumaker

Jeffrey E. Nagashima

Wilson Sonsini Goodrich & Rosati, P.C.

Page Mill Road, Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(12)
Common stock, $0.01 par value per share:
- 2010 Equity Incentive Plan	7,779,935 shares(2)	$5.51(7)	$42,867,441.85	$4,676.84
- 2010 Equity Incentive Plan (RSUs)	875,760 shares(3)	$10.00(8)	$8,757,600.00	$955.46
- Restated 2020 Onegevity Health Equity Plan	1,959,335 shares(4)	$7.65(9)	$14,988,912.75	$1,635.30
- 2021 Equity Incentive Plan	3,480,510 shares(5)	$10.00(10)	$34,805,100.00	$3,797.24
- 2021 Employee Stock Purchase Plan	696,102 shares(6)	$8.50(11)	$5,916,867.00	$645.54
TOTAL	14,791,642 shares		$107,335,921.60	$11,710.38

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on form S-8 (this “Registration Statement”) shall also cover any additional shares of Thorne HealthTech, Inc.’s (the “Registrant”) common stock that become issuable under the Registrant’s 2010 Equity Incentive Plan (“2010 Plan”), the Registrant’s Restated 2020 Onegevity Health Equity Plan (“2020 Onegevity Plan”), the Registrant’s 2021 Equity Incentive Plan (“2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents 7,779,935 shares of the Registrant’s common stock reserved for issuance pursuant to equity awards outstanding under the 2010 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2010 Plan expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. See footnote 5 below.

(3)

Represents 875,760 shares of the Registrant’s common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2010 Plan as of the date of this Registration Statement. To the extent that any awards outstanding under the 2010 Plan expire or otherwise terminate without having been issued in full, are tendered to or withheld by the Registrant for payment of tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. See footnote 5 below.

(4)

Represents 1,959,335 shares of the Registrant’s common stock reserved for issuance pursuant to equity awards outstanding under the 2020 Onegevity Plan as of the date of this Registration Statement. To the extent that any awards outstanding the 2020 Onegevity Plan expire or otherwise terminate without having been exercised or issued in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance as shares of common stock under the 2021 Plan. See footnote 5 below.

(5)

Represents 3,480,510 shares of the Registrant’s common stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement. The number of shares of common stock available under the 2021 Plan will be increased by any shares of common stock subject to awards outstanding under the 2010 Plan or the 2020 Onegevity Plan, that on or after the effectiveness of the 2021 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest. The maximum number of shares that can be added to the 2021 Plan from the 2010 Plan and the Onegevity 2020 Plan is 10,615,030. See footnote 2, 3 or 4 above.

(6)	Represents 696,102 shares of the Registrant’s common stock reserved for issuance under the 2021 ESPP.
(7)

Estimated in accordance with Rule 457(h) under the Securities Act (“Rule 457(h)”) solely for the purpose of calculating the registration fee. The price of $5.51 represents the weighted average exercise price for outstanding options under the 2010 Plan as of the date of this Registration Statement.

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated September 22, 2021 relating to its initial public offering.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The price of $7.65 represents the weighted average exercise price for outstanding options under the 2020 Onegevity Plan as of the date of this Registration Statement.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated September 22, 2021 relating to its initial public offering.

(11)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $10.00 per share, which is the initial public offering price per share of common stock set forth on the cover page of the Registrant’s Prospectus dated September 22, 2021 relating to its initial public offering. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).

(12)

Pursuant to Rule 457(p), the registration fee due under this registration statement is being paid with filing fees that have been previously paid with respect to securities which remain unsold under registrant’s registration statement 333-257987, filed on July 16, 2021. After the payment of this registration fee, $448.81 of previously paid fees with respect to registration statement 333-257987 will remain available for future filings.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Thorne HealthTech, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(1)

The Registrant’s Prospectus dated September 22, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-257987), which contains the Registrant’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed; and

(2)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40826) filed with the Commission on September 21, 2021 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers from personal liability in respect of their good faith service to or for the benefit of the Registrant to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended after approval by the stockholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description	Incorporated by Reference		Filing Date
		File No.	Exhibit

4.1	Specimen Common Stock certificate.	333-257987	4.3	July 16, 2021

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	2010 Equity Incentive Plan, as amended, and forms of agreement thereunder.	333-257987	10.2	July 16, 2021

10.2	2020 Onegevity Health Equity Plan, as amended, and forms of agreement thereunder.	333-257987	10.3	July 16, 2021

10.3	2021 Equity Incentive Plan and forms of agreement thereunder.	333-257987	10.4	September 13, 2021

10.4	2021 Employee Stock Purchase Plan and forms of agreements thereunder.	333-257987	10.5	September 13, 2021

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 24, 2021.

THORNE HEALTHTECH, INC.

By:	/s/ Paul Jacobson
Paul Jacobson
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul Jacobson and Scott Wheeler, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul Jacobson Paul Jacobson	President, Chief Executive Officer and Director (Principal Executive Officer)	September 24, 2021

/s/ Scott S. Wheeler Scott S. Wheeler	Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2021

/s/ Thomas P. McKenna Thomas P. McKenna	Chief Operating Officer and Director	September 24, 2021

/s/ Riccardo C. Braglia Riccardo C. Braglia	Director	September 24, 2021

/s/ Yasuhiro Oki Yasuhiro Oki	Director	September 24, 2021

/s/ Toru Yoshimura Toru Yoshimura	Director	September 24, 2021

Toshitaka Inuzuka	Director

/s/ Tetsu Watanabe Tetsu Watanabe	Director	September 24, 2021